Exhibit 10.1

MASTER LEASE

This MASTER LEASE (the “Master Lease”) is entered into as of             , 2010, by and among the entities listed as “Landlord” on Schedule 1A (individually and collectively, “Landlord”), and the entities listed as “Tenant” on Schedule 1B (individually and collectively, jointly and severally, “Tenant”).

RECITALS

A. Capitalized terms used in this Master Lease and not otherwise defined herein are defined in Article II hereof.

B. Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord upon the terms set forth in this Master Lease.

C. Pursuant to that certain Guaranty of Master Lease dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Guaranty”), Guarantor agreed to guaranty the obligations of each of the entities comprising Tenant under this Master Lease.

D. A list of the                      (    ) facilities covered by this Master Lease is attached hereto as Exhibit A (each a “Facility”, and collectively, the “Facilities”).

E. Tenant and its Affiliates (as defined below) shall have exclusive and sole control over the operation of business conducted at the Facilities and all healthcare and other services provided to the residents and/or patients of the Facilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

1.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interest in and to the following with respect to each of the Facilities (collectively the “Leased Property”):

(a) the real property or properties described in Exhibit B attached hereto (collectively, the “Land”);

(b) all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Additions funded by Landlord of each such Facility (collectively, the “Leased Improvements”);

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the “Related Rights”);

(d) all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); and

(e) all Personal Property located on the Land or in the Leased Improvements as of the Commencement Date, together with all replacements, modifications, alterations and substitutes therefor (whether or not constituting an upgrade) in accordance with the terms of this Master Lease or as required by the State in which the applicable Facility is located or by any other governmental entity to operate such Facility (collectively, “Landlord’s Personal Property”); provided, however that the term “Landlord’s Personal Property” shall expressly exclude (i) Tenant’s Cash, (ii) Tenant’s Accounts, (iii) the Intangible Property, (iv) Tenant’s Personal Property and (v) all proceeds of the foregoing.

The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easement and other matters as may be agreed to by Landlord or Tenant in accordance with the terms of this Master Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property.

1.2 Single, Indivisible Lease. This Master Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Base Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Master Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Master Lease apply equally and uniformly to all of the Leased Property as one unit. An Event of Default with respect to any portion of the Leased Property is an Event of Default as to all of the Leased Property. The parties intend that the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Master Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. The parties may amend this Master Lease from time to time to include one or more additional Facilities as part of the Leased Property and such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Master Lease and all of the foregoing provisions shall continue to apply in full force.

1.3 Joint and Several Obligations. Each of the entities comprising Tenant acknowledges that collectively they are jointly and severally liable for the payment of all sums payable and for the performance of all obligations performable by one or more of the Tenant entities. Notwithstanding the foregoing, however, no Tenant shall, by virtue of this Master Lease, have any rights to, or title or interest in, the Leased Property or Facility leased by another Tenant or any obligation to operate the same to the extent it is not licensed to do so under applicable law.

1.4 Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms. The initial term of this Master Lease (the “Initial Term”) shall commence on             , 2010 (the “Commencement Date”) and end on the last day of the calendar month in which the                      (    ) anniversary of the Commencement Date occurs, subject to renewal as set forth in Section 1.5 below.

1.5 Renewal Terms. The term of this Master Lease may be extended for two (2) separate “Renewal Terms” of five (5) years each if: (a) at least twelve (12), but not more than eighteen (18) months prior to the end of the then current Term, Tenant delivers to Landlord a “Renewal Notice” that it desires to exercise its right to extend this Master Lease for one (1) Renewal Term; and (b) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term. During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Master Lease shall remain in full force and effect. Tenant may exercise such options to renew with respect to all (and no fewer than all) of the Facilities which are subject to this Master Lease as of the Exercise Date. Notwithstanding anything to the contrary in this Section 1.5, at the request of Tenant, Landlord, in its sole discretion, may waive any condition to Tenant’s right to renew this Master Lease, and once such condition has been waived, the same may not be used by Tenant as a means to negate the effectiveness of Tenant’s exercise of its renewal right for such Renewal Term.

ARTICLE II

2.1 Definitions. For all purposes of this Master Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (iii) all references in this Master Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; and (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease as a whole and not to any particular Article, Section or other subdivision.

Accounts: All accounts, including deposit accounts and any Facility Mortgage Reserve Account (to the extent actually funded by Tenant), all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of beds, units, rooms or other space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, Medicare, Medicaid and other third party reimbursed receivables) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

Additional Charges: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Master Lease and, in the event of any failure on the part of Tenant to pay any of those items, except where such failure is due to the acts or omissions of Landlord, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.

Adjusted CPI Increase: Means the CPI Increase, but in no event more than two and one-half percent (2.5%). In no event shall the Adjusted CPI Increase be less than zero.

Affiliate: When used with respect to any corporation, limited liability company, or partnership, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

Allocated Initial Investment: With respect to each Facility, at any given time, the “Allocated Initial Investment” allocated to such Facility as set forth on Exhibit D attached hereto.

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Taking.

Base Period: The period commencing on that date which is eighteen (18) months prior to the date any appraisal of the fair market value any Facility is made pursuant to the provisions of this Master Lease and ending on the date which is six (6) months prior to the date any such appraisal of the Facility is made.

Base Rent:

(A) During the Initial Term, means an annual amount equal to                      Dollars ($        ); provided, however, that commencing with the second (2nd) Lease Year and continuing each Lease Year thereafter during the Initial Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Base Rent for the immediately preceding Lease Year multiplied by the Adjusted CPI Increase.

(B) The Base Rent for the first year of each Renewal Term shall be an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Base Rent for the immediately preceding Lease Year multiplied by the Adjusted CPI Increase. Commencing with the second (2nd) Lease Year of any Renewal Term and continuing each Lease Year thereafter during such Renewal Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Base Rent for the immediately preceding Lease Year multiplied by the Adjusted CPI Increase.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

Buyer: As defined in Section 41.14(a).

Buyer’s Notice: As defined in Section 41.14(a).

Capital Additions: With respect to any Facility, one or more new buildings, or one or more additional structures annexed to any portion of any of the Leased Improvements of such Facility, or the material expansion of existing improvements, which are constructed on any parcel or portion of the Land of such Facility, during the Term, including construction of a new wing or new story.

Capital Addition Costs: The costs of any Capital Addition made to the Leased Property whether paid for by Tenant or Landlord, including (i) all permit fees and other costs imposed by any governmental authority, the cost of site preparation, the cost of construction including materials and labor, the cost of supervision and related design, engineering and architectural services, the cost of any fixtures, and if and to the extent approved by Landlord, the cost of construction financing; (ii) fees paid to obtain necessary licenses and certificates; (iii) the cost of any land contiguous to the Leased Property which is to become a part of the Leased Property purchased for the purpose of placing thereon the Capital Addition or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same, but only to the extent approved by Landlord in writing and in advance if Landlord is funding such Capital Addition; (iv) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Addition during construction; (v) the cost of title insurance; (vi) reasonable fees and expenses of legal counsel; (vii) filing, registration and recording taxes and fees; (viii) documentary stamp and similar taxes; and (ix) all reasonable costs and expenses of Landlord and any Person which has committed to finance the Capital Addition, including (a) the reasonable fees and expenses of their respective legal counsel; (b) printing expenses; (c) filing, registration and recording taxes and fees; (d) documentary stamp and similar taxes; (e) title insurance charges and appraisal fees; (f) rating agency fees; and (g) commitment fees charged by any Person advancing or offering to advance any portion of the financing for such Capital Addition.

Cash: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

Cash Price: As defined in Section 41.14(b).

Casualty Sale: As defined in Section 14.2(b).

CMS: Means the federal Centers for Medicare and Medicaid Services, and any successor Governmental Authority.

Code: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

Commencement Date: As defined in Section 1.4.

Compensatory Payment: As defined in Section 14.2(a).

Compensatory Payment Date: As defined in Section 14.2(b).

Compensatory Payment Statement: As defined in Section 14.2(b).

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

CPI: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

CPI Increase: Means the percentage change in (i) the CPI published for the beginning of each Lease Year, over (ii) the CPI published for the beginning of the immediately preceding Lease Year. If the percentage change is a negative number, the CPI Increase shall be equal to zero.

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Encumbrance: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.

Environmental Costs: As defined in Section 32.4.

Environmental Laws: Environmental Laws shall mean any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders,

decrees, judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Event of Default: As defined in Article XVI.

Excluded Portfolio Sale: As defined in Section 41.14(c).

Facilit(y)(ies): The licensed skilled nursing facilities, assisted living facilities, mental heath facilities or other health care facilities and the unlicensed independent living facilities being operated on the Leased Property and identified on Exhibit A attached hereto.

Facility Mortgage: As defined in Section 13.1.

Facility Mortgage Reserve Account: As defined in Section 31.3(b).

Facility Mortgagee: As defined in Section 13.1.

Facility Mortgage Documents: Shall mean with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto.

Facility Trade Names: As defined in Section 36.1.

Fair Market Rental: With respect to each Facility, the fair market rental value of the Leased Property of such Facility, or applicable portion thereof, determined in accordance with the appraisal procedures set forth in Article XXXIV.

Fair Market Value: With respect to each Facility, the fair market value of the applicable portion of the Leased Property comprising such Facility determined in accordance with the appraisal procedures set forth in Article XXXIV. For purposes of determining the Fair Market Value or Fair Market Rental, as the case may be, the applicable portion of the Leased Property shall be valued at its highest and best use which shall be presumed to be as a fully-permitted Facility operated in accordance with the provisions of this Master Lease. In addition, the following specific matters shall be factored in or out, as appropriate, in determining Fair Market Value or Fair Market Rental, as the case may be:

(i) The negative value of (a) any deferred maintenance or other items of repair or replacement of the Leased Property, (b) any then current or prior licensure or certification violations and/or admissions holds and (c) any other breach or failure of

Tenant to perform or observe its obligations hereunder shall not be taken into account; rather, the Leased Property, and every part thereof shall be deemed to be in the condition required by this Master Lease (i.e., good order and repair) and Tenant shall at all times be deemed to have operated the Facility in compliance with and to have performed all obligations of the Tenant under this Master Lease.

(ii) The occupancy level of the applicable Facility shall be deemed to be the average occupancy during the Base Period.

(iii) For purposes of determining the Fair Market Value or Fair Market Rental of the applicable Facility, the value of Tenant Capital Additions shall be excluded so long as (a) Tenant provides Landlord with reasonably satisfactory documentation evidencing the costs and description of any Tenant Capital Additions and (b) a value can reasonably be allocated to such Tenant Capital Additions separately from the value of the Leased Property.

Financial Statements: For a fiscal year period, consolidated statements of Sun’s income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the fiscal year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year and prepared in accordance with GAAP and reported on by a “big four” or other nationally recognized accounting firm approved by Landlord, which approval will not be unreasonably withheld or delayed.

Financials: Unaudited income statements and balance sheets of any of (i) Guarantor or (ii) each Facility individually, and the Facilities, taken as a whole, whether or not fulfilling the requirements for Financial Statements.

Fiscal Year: The annual period commencing January 1 and terminating December 31 of each year.

Fixtures: As defined in Section 1.1(d).

GAAP: Generally accepted accounting principles consistent with those applied in the preparation of financial statements.

Guarantor: Sun and/or any successor entity that guaranties the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Master Lease.

Guaranty: As defined in Recital C, together with any other guaranty executed by a Guarantor in favor of Landlord, as the same may be amended or supplemented from time to time.

Handling: As defined in Section 32.4.

Hazardous Substances: Collectively, any petroleum, petroleum product or byproduct or any substance, material or waste regulated or listed pursuant to any Environmental Law.

Impartial Appraiser: As defined in Section 13.2.

Impositions: Collectively, all taxes, including capital stock, franchise, margin and other state taxes of Landlord (or of Sabra as a result of its investment in Landlord), ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Leased Property, (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that nothing contained in this Master Lease shall be construed to require Tenant to pay (a) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord or any other Person, (b) any transfer, or net revenue tax of Landlord or any other Person except Tenant and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof, or (d) any principal or interest on any indebtedness on the Leased Property owed to a Facility Mortgagee for which Landlord is the obligor, except to the extent that any tax, assessment, tax levy or charge, which is otherwise included in this definition, and a tax, assessment, tax levy or charge set forth in clause (a) or (b) is levied, assessed or imposed in lieu thereof or as a substitute therefor.

Insurance Requirements: The terms of any insurance policy required by this Master Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Intangible Property: All documents, chattel paper, instruments, contract rights, general intangibles, causes of action, now owned or hereafter acquired by Tenant (including any right to any refund of any Impositions) arising from or in connection with Tenant’s operation or use of the Leased Property; all licenses and permits now owned or hereinafter acquired by Tenant, which are necessary or desirable for Tenant’s use of the Leased Property for its Primary Intended Use, including, if applicable, any certificate of need or similar certificate; the Facility Trade Names and the right to use the Facility Trade Names; and any and all third-party provider agreements (including Medicare and Medicaid/Medi-Cal). Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that, to the extent permitted by applicable law, any licensed beds or other bed rights, certificate of need or similar certificate, relating to the Leased Property, and the exclusive right to transfer, move or apply for the foregoing, shall at all times be deemed and construed to be the property of Landlord and a part of the Leased Property.

Large Portfolio Sale: As defined in Section 41.14(c).

Land: As defined in Section 1.1(a).

Landlord: As defined in the preamble.

Landlord’s Personal Property: As defined in Section 1.1(e).

Landlord Tax Returns: As defined in Section 4.1(b).

Lease Year: The first Lease Year for each Facility shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs, and each subsequent Lease Year for each Facility shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year.

Leased Improvements: As defined in Section 1.1(b).

Leased Property: As defined in Section 1.1.

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws (including common law and Environmental Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions affecting either the Leased Property, Tenant’s Personal Property and all Capital Additions or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property, Tenant’s Personal Property and all Tenant Capital Additions, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

Limited Remedy Events of Default: As defined in Section 16.4.

LRED Damages: As defined in Section 16.4.

Minimum Aggregate Maintenance Amount: As defined in Section 9.1(e).

Minimum Repurchase Price: With respect to each Facility, the sum of (i) the Allocated Initial Investment with respect to such Facility plus (ii) any Capital Addition Costs funded by Landlord with respect to such Facility.

Negative Regulatory Action: As defined in Section 16.1(m).

Negotiation Period: As defined in Section 41.14(a).

Notice: A notice given in accordance with Article XXXV.

Notice of Interest: As defined in Section 41.14(a).

Occurrence Date: As defined in Section 16.4.

OFAC: As defined in Section 39.1.

Officer’s Certificate: A certificate of Tenant signed by an officer of Tenant authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement, as applicable.

OTA: As defined in Section 36.2.

Overage Amount: As defined in Section 9.1(e).

Overdue Rate: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

Payment Date: Any due date for the payment of the installments of Base Rent or any other sums payable under this Master Lease.

Permitted Leasehold Mortgage: A document creating or evidencing an encumbrance on Tenant’s leasehold interest in the Leased Property, granted as security for the obligations under Sun’s Credit Agreement, which provides that, in the event of the exercise by the lender of its rights thereunder, the lender shall be required to secure the approval of Landlord to the replacement of Tenant with respect to the affected portion of the Leased Property and contain the lender’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Lease, as such Article XXII may be amended or modified from time to time by Tenant and Landlord in the exercise of their sole discretion.

Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Personal Property: With respect to each Facility, all machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory, supplies and other personal property used in the operation of the Leased Property for its Primary Intended Use, other than Fixtures; provided, however, in no event shall Personal Property be deemed or construed to include the Intangible Property or Tenant’s Accounts.

Personal Property REIT Requirement: As defined in Section 40.1(d).

Post-Casualty Facility: As defined in Section 14.2(a).

Primary Intended Use: With respect to each Facility, the Primary Intended Use specified on Exhibit A attached hereto as it may be amended from time to time.

Prime Rate: On any date, a rate equal to the annual rate on such date publicly announced by Citibank, N.A. to be its prime rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

Proceeding: As defined in Section 23.1.(b)(vi).

Prohibited Person: As defined in Section 39.1.

Purchase Agreement: As defined in Section 41.14(a).

Renewal Term: A period for which the Term is renewed in accordance with Section 1.5.

Rent: Collectively, the Base Rent and Additional Charges.

Replacement Cost: As defined in Section 13.2.

Required Reconstruction Approvals: As defined in Section 14.2(a).

Sabra: Sabra Health Care REIT, Inc., a Maryland corporation.

SEC: The United States Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

Seller’s Notice: As defined in Section 41.14(a).

Small Portfolio Sale: As defined in Section 41.14(c).

Specialized Medical Equipment: Any non-affixed equipment (i) which is owned by Tenant or leased (from parties other than Landlord under the terms of this Lease) by Tenant and (ii) which is used by Tenant for lifting or transferring, or providing therapeutic interventions or other specialized medical services to, residents/patients.

State: With respect to each Facility, the state or commonwealth in which such Facility is located.

Sun: Sun Healthcare Group, Inc., a Delaware corporation (formerly known as SHG Services, Inc.).

Sun’s Credit Agreement: A loan agreement (however denominated) entered into from time to time by Sun and/or the subsidiaries of Sun, as the same may be amended, modified or restated from time to time, to provide working capital to meet the operating needs of Sun and its subsidiaries and secured by all or substantially all of the assets of Sun and its subsidiaries, including, but not limited to, their Cash and Accounts.

Taking: As defined in Section 15.1(a).

Tenant: As defined in the preamble.

Tenant Capital Addition: A Capital Addition funded by Tenant, as compared to Landlord.

Tenant’s Personal Property: Collectively, (i) the equipment and other Personal Property described on Exhibit C attached hereto, together with all replacements, modifications, alterations and substitutes therefor, (ii) inventory and supplies and other Personal Property leased (from parties other than Landlord under terms of this Lease) by Tenant and that is used by Tenant in the operation of the Facilities, and (iii) Specialized Medical Equipment.

Term: Collectively, the Initial Term plus the Renewal Term or Renewal Terms, if any.

Unavoidable Delays: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of a party.

Unsuitable for Its Primary Intended Use: A state or condition of any Facility such that by reason of damage or destruction, or a partial taking by Condemnation, such Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of useable beds/units, the amount of square footage and the estimated revenue affected by such damage or destruction.

ARTICLE III

3.1 Rent. During the Term, Tenant will pay to Landlord the Base Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Base Rent during any Lease Year is payable in advance in consecutive monthly installments on the first Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Base Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term.

3.2 Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Such costs may include processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan agreement and other expenses of a similar or dissimilar nature. Accordingly, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent other than Additional Charges payable to a

Person other than Landlord shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued (it being understood and agreed that such late charges shall cease to accrue after ten (10) days), shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Master Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3 Method of Payment of Rent. Base Rent to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Base Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.4 Net Lease. Landlord and Tenant acknowledge and agree that (i) this Master Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Master Lease shall yield to Landlord the full amount or benefit of the installments of Base Rent and Additional Charges throughout the Term with respect to each Facility, all as more fully set forth in Article IV and subject to any other provisions of this Master Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever.

ARTICLE IV

4.1 Impositions.

(a) Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(b) Landlord shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property, and any Tenant Capital Additions and Tenant’s Personal Property.

(c) Any refund due from any taxing authority in respect of any Imposition paid by Tenant shall be paid over to or retained by Tenant.

(d) Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Master Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e) Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f) Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates with respect to a Facility shall be adjusted and prorated between Landlord and Tenant with respect to such Facility, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof shall survive such termination with respect to such Facility.

4.2 Utilities. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property and any Tenant Capital Additions thereto. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof with respect to any Facility may be imposed against Landlord by reason of any of the covenants, conditions and/or restrictions affecting the Leased Property or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property or any Capital Addition, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3 Impound Account. At Landlord’s option following the occurrence of an Event of Default (to be exercised by thirty (30) days’ written notice to Tenant) and provided Tenant is not already being required to impound such payments in accordance with the requirements of Section 31.3(b) below, Tenant shall be required to deposit, at the time of any payment of Base Rent, an amount equal to one-twelfth of Tenant’s estimated annual real and personal property taxes required pursuant to Section 4.1. Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.

ARTICLE V

5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Master Lease, Tenant shall remain bound by this Master Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. The respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property, any Capital Addition or any portion thereof; (ii) other than as a result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Addition or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Master Lease or quit or surrender the Leased Property or any portion thereof; or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Master Lease. However, nothing shall preclude Tenant from bringing a separate action and Tenant is not waiving other rights and remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease or by termination of this Master Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Master Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant provided such assignment does not adversely affect Landlord’s rights under any such policy and provided further that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord.

ARTICLE VI

6.1 Ownership of the Leased Property.

(a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Master Lease with the understanding that (i) the Leased Property is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Master Lease, (iii) this Master Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Master Lease are those of a true lease, (iv) the business relationship created by this Master Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Master Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(b) Each of the parties hereto covenants and agrees not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Master Lease is a “true lease” with Landlord as owner of the Leased Property (subject to the provisions set forth in Section 7.2(e)) and Tenant as the tenant of the Leased Property (subject to the provisions set forth in Section 7.2(e)), including (x) treating Landlord as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property; (y) Tenant reporting its Base Rent payments as rent expense under Section 162 of the Code; and (z) Landlord reporting the Base Rent payments as rental income under Section 61 of the Code.

(c) If Tenant should reasonably conclude that GAAP or the SEC require treatment different from that set forth in Section 6.1(b) for applicable non-tax purposes, then Tenant (x) shall promptly give prior Notice to Landlord, accompanied by a written statement that references the applicable pronouncement that controls such treatment and contains a brief description and/or analysis that sets forth in reasonable detail the basis upon which Tenant reached such conclusion, and (y) notwithstanding Section 6.1(b), Tenant may comply with such requirements.

(d) The Base Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Master Lease does not constitute a transfer of all or any part of the Leased Property.

(e) Tenant waives any claim or defense based upon the characterization of this Master Lease as anything other than a true lease and as a master lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1.

6.2 Landlord’s Personal Property. Tenant shall, during the entire Term, maintain all of Landlord’s Personal Property in good order, condition and repair as shall be necessary in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements, all applicable Legal Requirements and Insurance Requirements, reasonable wear and tear and obsolescence excepted. If any of Landlord’s Personal Property requires replacement in order to comply with the foregoing, Tenant shall replace it with similar property of the same or better quality at Tenant’s sole cost and expense. At the expiration or earlier termination of this Master Lease, all of Landlord’s Personal Property shall be surrendered to Landlord with the Leased Property at the time of the surrender of the Leased Property in good operating condition.

6.3 Tenant’s Personal Property. Except as provided in Section 36.3, Landlord shall have no rights to Tenant’s Personal Property. Tenant shall, upon Landlord’s request, from time to time but not more frequently than one time per Lease Year, provide Landlord with a list of the Tenant’s Personal Property located at each of the Facilities.

ARTICLE VII

7.1 Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Master Lease and has found the same to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING

AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2 Use of the Leased Property.

(a) Tenant shall use or cause to be used the Leased Property and any Tenant Capital Additions thereto and the improvements thereon of each Facility for its Primary Intended Use. Tenant shall not use the Leased Property or any portion thereof or any Capital Addition thereto for any other use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.

(b) Tenant shall not commit or suffer to be committed any waste on the Leased Property or any Capital Addition thereto or cause or permit any nuisance thereon.

(c) Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof or (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof.

(d) With respect to each of the Facilities and notwithstanding anything to the contrary that may be authorized by the terms of any applicable Legal Requirements, Tenant may not apply for permission to reduce the licensed bed complement, take any of the licensed beds out of service or move the beds to a different location without the consent of Landlord which may be withheld in the sole discretion of Landlord.

(e) Tenant shall provide and maintain during the Term such Personal Property as shall be reasonably necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all licensure and certification requirements and in compliance with all applicable Legal Requirements and Insurance Requirements and as required, in Tenant’s prudent business judgment, to meet the needs of residents of the Facility. All of the Personal Property described in this Section 7.2(e) (excluding Tenant’s Personal Property) shall at the expiration or earlier termination of this Master Lease be (i) deemed and construed to be Landlord’s Personal Property, and (ii) surrendered to Landlord in good operating condition.

7.3 Preservation of Business. Tenant acknowledges that a fair return to Landlord on and protection of its investment in the Leased Property is dependent, in part, on the concentration on the Leased Property during the Term of the health care business of Tenant and its Affiliates in the geographical area of the Leased Property. Tenant further acknowledges that diversion of residents and/or patients, as applicable, from any Facility to other facilities or institutions owned, operated or managed, whether directly or indirectly, by Tenant or its Affiliates will have a material adverse impact on the value and utility of the Leased Property. Accordingly, Landlord and Tenant agree that during the Term and for a period of one (1) year thereafter, neither Tenant nor any of its Affiliates shall, without the prior written consent of Landlord: (i) operate, own, participate in or otherwise receive revenues from any other business providing services or goods which are directly competitive with those provided in connection with any Facility and the Primary Intended Use (which Tenant did not operate, own, manage or have any interest in on the Commencement Date), within (A) a three (3) mile radius of any such Facility listed as “urban” on Exhibit A attached hereto or (B) a ten (10) mile radius of any such Facility listed as “rural” on Exhibit A attached hereto; provided, however, the foregoing shall not be deemed or construed to apply to any facilities acquired by Tenant or its Affiliates after the Commencement Date, whether by acquisition, lease or management agreement, as part of a transaction or series of related transactions involving two (2) or more facilities, provided that, (A) less than fifty percent (50%) of the facilities involved in any such transaction are located within the area protected by this Section 7.3, or (ii) except as is necessary to provide residents or patients with an alternative level of care or as is otherwise necessary as a result of an admissions ban or non payment of stay or to ensure the health and welfare of other residents of any Facility, (A) recommend or solicit the removal or transfer of any resident or patient from any Facility to any other nursing, health care, senior housing or retirement housing facility or (B) divert actual or potential residents or patients of the business conducted at any Facility to any other facilities owned or operated by Tenant or its Affiliates or to facilities from which Tenant or its Affiliates receive any type of referral fees or other compensation for transfer. Tenant further agrees that during the last year of the Initial Term or any applicable Renewal Term (unless Tenant has elected to renew this Master Lease for the next applicable Renewal Term) and for a period of one (1) year after the expiration or earlier termination of the Term, Tenant shall not employ any management or supervisory personnel working at any Facility for any other business without the consent of Landlord in its reasonable discretion. Notwithstanding the foregoing, unless this Master Lease terminates as a result of an Event of Default by Tenant, the prohibition of employment during the one (1) year period after the expiration or earlier termination of the Term shall not apply to unsolicited personnel who approach Tenant directly and request employment by Tenant.

ARTICLE VIII

8.1 Representations and Warranties. Each party represents and warrants to the other that: (i) this Master Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Master Lease within the State(s) where any portion of the Leased Property is located; and (iii) neither this Master Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

8.2 Compliance with Legal and Insurance Requirements, etc. Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property and any Tenant’s Personal Property and Tenant Capital Additions thereto whether or not compliance therewith may require structural changes in any of the Leased Improvements or any Tenant Capital Additions thereto or interfere with the use and enjoyment of the Leased Property including such expenditures as are required to conform the Leased Property to such standards as may from time to time be required by Federal Medicare (Title 18) or Medicaid (Title 19) Programs, if applicable, or any other applicable programs or legislation, or capital improvements required by any other governmental agency having jurisdiction over any Leased Property as a condition to the continued operation of such Leased Property, approved for Medicare, Medicaid/Medi-Cal or similar programs, pursuant to present or future laws or governmental regulation, and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements (but only to the extent Tenant, in its prudent business judgment, elects to participate in the Medicare, Medicaid or other third party payor programs) and other authorizations required for the use of the Leased Property or any Tenant’s Personal Property or Tenant Capital Additions for the applicable Primary Intended Use and any other use of the Leased Property or any Tenant’s Personal Property and Tenant Capital Additions then being made, and for the proper erection, installation, operation and maintenance of the Leased Property and any Tenant’s Personal Property and Tenant Capital Additions. In an emergency or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord may, but shall not be obligated to, enter upon the Leased Property and any Tenant Capital Additions thereto and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property and any Tenant Capital Additions thereto, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and any Tenant’s Personal Property and Tenant Capital Additions shall not be used for any unlawful purpose.

ARTICLE IX

9.1 Maintenance and Repair.

(a) Tenant, at its expense, shall maintain the Leased Property, and every portion thereof, any Tenant’s Personal Property and Tenant Capital Additions, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s control in good order and repair whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property and any Tenant’s Personal Property and Tenant Capital Additions, and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, including those necessary to comply with changes in any Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Addition thereto for its Primary Intended Use.

(b) Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Master Lease or hereafter enacted.

(c) Nothing contained in this Master Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Addition thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or any Capital Addition thereto.

(d) Tenant shall, upon the expiration or earlier termination of the Term with respect to a Facility, vacate and surrender the Leased Property, Landlord’s Personal Property, the portion of Tenant’s Personal Property for which Landlord exercises its option pursuant to Section 36.3(a) and all Tenant Capital Additions, in each case with respect to such Facility, to Landlord in the condition in which such Leased Property and Landlord’s Personal Property were originally received from Landlord and such Tenant’s Personal Property and Tenant Capital Additions were originally introduced to such Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease and except for ordinary wear and tear.

(e) Without limiting Tenant’s obligations to maintain the Leased Property under this Master Lease, within thirty (30) days after the end of each Lease Year with respect to a Facility, Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion that Tenant has in such Lease Year spent, with respect to the Leased Property, at least an aggregate amount of $             per bed (as such amount is increased by the percentage change in the CPI from the Commencement Date to the first day of such Lease Year) (the “Minimum Aggregate Maintenance Amount”) minus the Overage Amount (as hereinafter defined), for repair and maintenance of the Facilities excluding normal janitorial and cleaning but including such capital expenditures to such Facility and replacements to Landlord’s Personal Property at such Facility as Tenant deems to be necessary in the exercise of its reasonable discretion. If Tenant fails to make at least the above amount of expenditures and fails to either (i) cure such default within sixty (60) days after receipt of a written demand from Landlord, or (ii) obtain Landlord’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency, then the same shall be deemed an Event of Default hereunder. As used herein “Overage Amount” means any amounts expended by Tenant pursuant to this Section 9.1(e) in the two immediately preceding Lease Years in excess of the Minimum Aggregate Maintenance Amount (excluding any such amounts that are financed by Tenant and secured by a lien on the personal property relating thereto).

9.2 Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements or Tenant Capital Additions shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Addition thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Addition thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, Tenant, at its sole cost and expense, but subject to its right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend Landlord from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, Tenant shall either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant; or (b) make such changes in the Leased Improvements and any Tenant Capital Additions thereto, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements or any Tenant Capital Additions thereto, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements and any Tenant Capital Additions thereto for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements and Tenant Capital Additions were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such encroachment, violation or impairment, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 9.2 and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant provided such assignment does not adversely affect Landlord’s rights under any such policy and provided further that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant including, but not limited to, the mutual approval of a litigation budget.

ARTICLE X

10.1 Construction of Capital Additions to the Leased Property. With respect to each Facility, no Capital Addition shall be made which would tie in or connect any Leased Improvements with any improvements on property adjacent to the Land of such Facility without Landlord’s approval which may be withheld in Landlord’s sole and absolute discretion. Except as provided above, Tenant shall, with respect to any Facility, have the right to make a Capital Addition without the consent of Landlord if the Capital Addition Cost for such Capital Addition does not exceed $100,000 in any period of twelve (12) consecutive months. All other Capital Additions shall be subject to Landlord’s review and approval which approval shall not be unreasonably withheld. For any Capital Addition which does not require the approval of Landlord, Tenant shall, prior to commencing construction of such Capital Addition, provide to Landlord a written description of such Capital Addition and on an ongoing basis supply Landlord with related documentation and information as Landlord may reasonably request. If Tenant desires to make a Capital Addition for which Landlord’s approval is required, Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Addition will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. It shall be reasonable for Landlord to condition its approval of any Capital Addition upon any or all of the following terms and conditions:

(a) Such construction shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld;

(b) Such construction shall be conducted under the supervision of a licensed architect or engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld;

(c) Landlord’s receipt, from the general contractor and/or applicable major subcontractor(s), of a performance and payment bond for the full value of such construction, which such bond shall name Landlord as an additional obligee and otherwise be in form and substance and issued by a Person reasonably satisfactory to Landlord; and

(d) In the case of a Tenant Capital Addition, such construction shall not be undertaken unless Tenant demonstrates to the reasonable satisfaction of Landlord the financial ability to complete the construction without adversely affecting its cash flow position or financial viability.

10.2 Construction Requirements for all Capital Additions. Whether or not Landlord’s review and approval is required, for all Capital Additions:

(a) Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required therefor, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application which require the approval of Landlord as hereinabove provided shall have been so approved by Landlord;

(b) Such construction shall not, and Tenant’s licensed architect or engineer shall certify to Landlord that such construction shall not, impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component;

(c) Tenant’s licensed architect or engineer shall certify to Landlord that the detailed plans and specifications conform to and comply with in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property of the applicable Facility;

(d) During and following completion of such construction, the parking which is located in the applicable Facility or on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law; provided, however, with Landlord’s prior consent and at no additional expense to Landlord, (i) to the extent additional parking is not already a part of a Capital Addition, Tenant may construct additional parking on the Land; or (ii) Tenant may acquire off-site parking to serve such Facility as long as such parking shall be dedicated to, or otherwise made available to serve, such Facility;

(e) All work done in connection with such construction shall be done promptly and in a good and workmanlike manner using first-class materials and in conformity with all Legal Requirements; and

(f) Promptly following the completion of such construction, Tenant shall deliver to Landlord “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work, and copies of any new or revised certificates of occupancy.

10.3 Funding by Landlord. Tenant may request that Landlord fund a Capital Addition, in which case Tenant shall provide to Landlord any information about such Capital Addition which Landlord may reasonably request. Landlord may, but shall be under no obligation to, provide the funds necessary to meet the request. Within thirty (30) days of receipt of a request to fund a proposed Capital Addition, Landlord shall notify Tenant as to whether it will fund the proposed Capital Addition and, if so, the terms and conditions upon which it would do so, including the terms of any amendment to this Master Lease. Tenant shall have ten (10) Business Days to accept or reject Landlord’s funding proposal. In no event shall the portion of the projected Capital Addition Cost comprised of land, if any, materials, labor charges and fixtures be less than ninety percent (90%) of the total amount of the projected cost of such Capital Addition. If Landlord agrees to fund a proposed Capital Addition and Tenant accepts the terms thereof, Tenant shall provide Landlord with the following prior to any advance of funds:

(a) any information, certificates, licenses, permits or documents requested by Landlord which are necessary and obtainable to confirm that Tenant will be able to use the Capital Addition upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;

(b) an Officer’s Certificate and, if requested, a certificate from Tenant’s architect, setting forth in reasonable detail the projected or actual Capital Addition Costs;

(c) an amendment to this Master Lease, in a form prepared by Landlord and reasonably agreed to by Tenant, providing for an increase in the Base Rent in amounts as agreed upon by the parties hereto and other provisions as may be necessary or appropriate;

(d) a deed conveying title to Landlord to any land acquired for the purpose of constructing the Capital Addition free and clear of any liens or encumbrances except those approved by Landlord, and accompanied by an ALTA survey thereof satisfactory to Landlord;

(e) for each advance, endorsements to any outstanding policy of title insurance covering the Leased Property or commitments therefor satisfactory in form and substance to Landlord (i) updating the same without any additional exception except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or as may be approved by Landlord , which approval shall not be unreasonably withheld and (ii) increasing the coverage thereof by an amount equal to the Fair Market Value of the Capital Addition, except to the extent covered by the owner’s policy of title insurance referred to in subparagraph (f), below; and

(f) if appropriate, an owner’s policy of title insurance insuring fee simple title to any land conveyed to Landlord free and clear of all liens and encumbrances except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or are approved by Landlord, which approval shall not be unreasonably withheld;

(g) if requested by Landlord, a M.A.I. appraisal of the Leased Property indicating that the Fair Market Value of the Leased Property upon completion of the Capital Addition will exceed the Fair Market Value of the Leased Property immediately prior thereto by an amount not less than ninety-five percent (95%) of the cost of the Capital Addition; and

(h) such other billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information reasonably required by Landlord.

ARTICLE XI

11.1 Liens. Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any Tenant Capital Addition thereto or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Master Lease; (ii) the matters that existed as of the Commencement Date with respect to such Facility; (iii) restrictions, liens and other encumbrances which are consented to in writing by Landlord; (iv) liens for Impositions which Tenant is not required to pay hereunder; (v) subleases permitted by Article XXII; (vi)

liens for Impositions not yet delinquent; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Article XII; (viii) any liens which are the responsibility of Landlord pursuant to the provisions of Article XXXI; (ix) liens related to equipment leases for Tenant Personal Property which is used or useful in Tenant’s business on the Leased Property, provided that the payment of any sums due under such equipment leases shall either (1) be paid as and when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted by Article XII, (x) liens granted as security for the obligations of Sun and its Affiliates under the Sun Credit Agreement; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest in the Leased Property (other than pursuant to a Permitted Leasehold Mortgage) without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages. For the avoidance of doubt the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder and nothing contained herein shall be deemed or construed to prohibit Tenant from pledging its Accounts and other Tenant Personal Property as collateral in connection with third party financing transactions.

ARTICLE XII

12.1 Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Tenant Capital Addition thereto; (ii) neither the Leased Property or any Tenant Capital Addition thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) if any such contest shall involve a sum of money or potential loss in excess of Fifty Thousand Dollars ($50,000), Tenant shall deliver to Landlord an opinion of counsel reasonably acceptable to Landlord to the effect set forth in clauses (i), (ii) and (iii) above, to the extent applicable; (v) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Tenant Capital Addition thereto or the Rent by reason of such non-payment or noncompliance; (vi) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; and (vii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance

Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

ARTICLE XIII

13.1 General Insurance Requirements. During the Term, Tenant shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Additions, the Fixtures and the Personal Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article shall be maintained with respect to the Leased Property of each Facility and the Personal Property and operations thereon. This insurance shall be written by companies approved to conduct business in the State in which the Leased Property is located. All liability type policies must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee.” All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment shall require the written consent of Landlord, Tenant, and each Facility Mortgagee unless the amount of the loss is less than One Hundred Fifty Thousand Dollars ($150,000) in which event no consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The policies shall insure against the following risks with respect to each Facility:

(a) Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “Special Risk,” and all physical loss perils normally included in such Special Risk insurance, including but not limited to sprinkler leakage, earthquake (including earth movement) and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below in Section 13.2) and including a building ordinance coverage endorsement;

(b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

(c) Flood (when any of the improvements comprising the Leased Property of a Facility is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area;

(d) Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days (Building Ordinance - Increased Period of Restoration Endorsement) necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c);

(e) Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than One Million Dollars ($1,000,000) combined single limit and Three Million Dollars ($3,000,000) in the annual aggregate;

(f) Medical professional liability with amounts not less than One Million Dollars ($1,000,000) combined single limit and Three Million Dollars ($3,000,000) in the annual aggregate; and

(g) During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form, covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s contractors or subcontractors.

13.2 Replacement Cost. The term “Replacement Cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality. If Landlord reasonably believes that the Replacement Cost has increased at any time during the Term, it shall have the right to have such Replacement Cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”). The determination of the Impartial Appraiser shall be final and binding on the parties hereto, and Tenant shall forthwith adjust the amount of the insurance carried pursuant to this Article to the amount so determined by the Impartial Appraiser, subject to the approval of the Facility Mortgagee, as applicable. Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Tenant has undertaken any structural alterations or additions to the Leased Property having a cost or value in excess of Two Hundred Fifty Thousand Dollars ($250,000), Landlord may at Tenant’s expense have the Replacement Cost redetermined at any time after such improvements are made, regardless of when the Replacement Cost was last determined.

13.3 Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance upon notice from Landlord as may be reasonably required from time to time by any Facility Mortgagee and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Leased Property and any Tenant Capital Addition thereto in accordance with Legal Requirements.

13.4 Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property and any Tenant Capital Addition thereto, Landlord’s Personal Property or Tenant’s Personal Property, including without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Tenant shall pay any additional costs or charges for obtaining such waiver.

13.5 Policy Requirements. All of the policies of insurance referred to in this Article shall be written in form satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a policyholder rating of “A-” and a financial rating of “X” in the most recent version of Best’s Key Rating Guide. The property loss insurance policy shall contain a Replacement Cost Endorsement. If Tenant obtains and maintains the general liability or professional malpractice insurance described in Sections 13.1(e) or (f) above on a “claims-made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term either by obtaining an endorsement providing for an extended reporting period reasonably acceptable to Landlord in the event such policy is canceled or not renewed for any reason whatsoever, or by obtaining either (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) retroactive coverage back to the commencement date (which date shall be at least three (3) years prior to the expiration of the Term) for the policy in effect prior to the expiration of the Term and maintaining such coverage for a period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant, including but not limited to the coverages required under Sections 13.1(e) and (f) and any workers’ compensation insurance, may be provided under one or more policies of self-insurance maintained by Sun and/or Tenant or their respective Affiliates.

13.6 Increase in Limits. If, from time to time after the Commencement Date, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried provided, in no event will Tenant be required to carry insurance in an amount which exceeds the reasonably estimated value of the Leased Property and all Tenant Capital Additions thereto; and, subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section.

13.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements hereof by reason of the use of the blanket policy, and provided further that the requirements of this Article XIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant maintains specific allocations acceptable to Landlord.

13.8 No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Master Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage.

ARTICLE XIV

14.1 Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, under any policy of insurance required to be carried hereunder shall be paid to Landlord and made available by Landlord to Tenant from time to time for the reasonable costs of reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that if the total amount of proceeds payable is One Hundred Fifty Thousand Dollars ($150,000) or less, and, if no Event of Default has occurred and is continuing, the proceeds shall be paid to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property, it being understood and agreed that Tenant shall have no obligation to rebuild any Tenant Capital Addition. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction shall be retained by Landlord free and clear of any claim thereto by Tenant. In the event neither Landlord nor Tenant is required or elects to repair and restore the Leased Property, all such insurance proceeds, other than proceeds reasonably attributed to any Tenant Capital Additions, which proceeds shall be and remain the property of Tenant, shall be retained by Landlord free and clear except as otherwise specifically provided below in this Article XIV. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord.

14.2 Tenant’s Obligations Following Casualty.

(a) If a Facility and/or any Tenant Capital Additions to a Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (excluding any Tenant Capital Addition, it being understood and agreed that Tenant shall not be required to repair any Tenant Capital Addition), to substantially the same condition as existed immediately before such damage and (ii) such damage shall not terminate this Master Lease. Notwithstanding the foregoing, if Tenant cannot within a reasonable time after diligent efforts obtain the necessary government approvals needed to restore such Facility to substantially the same condition which existed prior to such damage (the “Required Reconstruction Approvals”), then Tenant shall pay to Landlord an amount (the “Compensatory Payment”) equal to the sum of: (i) the Fair Market Value of the affected Facility immediately before such damage or destruction less (ii) the Fair Market Value of the affected Facility immediately after such damage or destruction (the “Post-Casualty Facility”) less (iii) any insurance proceeds received by Landlord.

(b) Unless, within nine (9) months following the date of any applicable casualty, Tenant has provided Landlord with satisfactory evidence that it has obtained, or is in the process of and continuing to diligently obtain, the Required Reconstruction Approvals, Tenant shall be deemed to be unable to secure the Required Reconstruction Approvals and to be obligated to make the Compensatory Payment to Landlord (the “Compensatory Payment Date”). Landlord shall have a period of three (3) months after the Compensatory Payment Date to attempt to sell the affected Facility to an independent third party in an arms-length transaction and the gross purchase price payable to Landlord in connection with such transaction shall be deemed to be the Fair Market Value of the Post-Casualty Facility (a “Casualty Sale”). In the event a Casualty Sale occurs within such three (3) month period, Landlord shall provide Tenant with notice of the closing thereof and a written demand for the Compensatory Payment setting forth in reasonable detail the calculation thereof (the “Compensatory Payment Statement”). In the event a Casualty Sale does not occur within such three (3) month period, then the Fair Market Value of the Post-Casualty Facility shall be determined in the manner otherwise set forth in this Lease.

(c) The Compensatory Payment shall be due and payable ten (10) days after the later of (A) Tenant’s receipt of the Compensatory Payment Statement or (B) the date of determination of the Fair Market Value of the Post-Casualty Facility. Upon Landlord’s receipt of the Compensatory Payment (or upon the occurrence of a Casualty Sale, if earlier), this Master Lease shall terminate as to the affected Facility and the affected portion of the Leased Property and Tenant shall have no further rights or obligations with respect thereto other than Tenant’s right to retain any insurance proceeds allocated to any Tenant Capital Addition.

(d) If Tenant restores the affected Leased Property and the cost of the repair or restoration exceeds the amount of proceeds received by Landlord from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Facility. Subject to the requirements of a Facility Mortgagee or the applicable insurance carrier, such difference shall be paid by Tenant after all insurance proceeds have been exhausted for application to the cost of repair and restoration.

14.3 No Abatement of Rent. Subject to the provisions of Section 14.7, this Master Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Master Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.4 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5 Damage Near End of Term. If the damage or destruction contemplated hereunder occurs during the last year of the Initial Term or any Renewal Term, as applicable, of this Master Lease with respect to the applicable Facility (excluding, for purposes hereof, any exercised but not yet commenced Renewal Terms) and Tenant terminates any options it might then have to extend the Term of this Master Lease with respect to such Facility (taking into account any exercised but not yet commenced Renewal Terms), Tenant may, in lieu of repairing and restoring the Leased Property as contemplated hereunder, terminate this Master Lease with respect to such Facility, effective as of the date of payment to Landlord of the greater of (a) the insurance proceeds attributable to such damage or destruction and (b) the cost to repair such damage or destruction as reasonably estimated by Landlord.

14.6 Insurance Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Facility Mortgage, such proceeds shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. In the event that the Facility Mortgagee elects to apply the insurance proceeds to the indebtedness secured by the Facility Mortgage, Tenant shall either (i) restore such Facility to substantially the same (or better) condition as existed immediately before the damage or destruction, or (ii) pay the Compensatory Payment to Landlord within one hundred eighty (180) days of the applicable casualty. In such case, Tenant shall receive a credit against the Compensatory Payment for amounts applied to pay the Facility Mortgage. Landlord shall make commercially reasonable efforts to cause the net proceeds to be applied to the restoration of such Facility. If Tenant fails to make the election or if Tenant elects not to restore, or if Tenant fails to commence or complete the restoration within the time limits specified in this Article XIV, then Tenant shall be deemed to have elected to make the Compensatory Payment.

14.7 Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated as to an affected Leased Property pursuant to this Article XIV following the damage to or destruction of all or any portion of the Leased Property, then (i) the Base Rent due hereunder from and after the effective date of such termination shall be reduced by an amount determined by multiplying a fraction, the numerator of which shall be the Minimum Repurchase Price for the affected Leased Property and the denominator of which shall be the Minimum Repurchase Price for all of the Leased Property then subject to the terms of this Master Lease by the Base Rent payable under this Master Lease immediately prior to the effective date of the termination of this Master Lease as to the affected Leased Property and (ii) Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII.

ARTICLE XV

15.1 Condemnation.

(a) Total Taking. If the Leased Property of, and any Tenant Capital Additions to, a Facility are totally and permanently taken by Condemnation (a “Taking”), this Master Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.

(b) Partial Taking. If a portion of the Leased Property of, and any Tenant Capital Additions to, a Facility are taken by Condemnation, this Master Lease shall remain in effect if the affected Facility is not thereby rendered Unsuitable for Its Primary Intended Use, but if such Facility is thereby rendered Unsuitable for its Primary Intended Use, this Master Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.

(c) Restoration. If there is a partial Taking of the Leased Property of, and Tenant Capital Additions to, a Facility and this Master Lease remains in full force and effect, Landlord shall make available to Tenant the portion of the Award necessary and specifically identified for restoration of the Leased Property (excluding any Tenant Capital Additions, it being understood and agreed that Tenant shall not be required to repair or restore any Tenant Capital Additions), and Tenant shall accomplish all necessary restoration whether or not the amount provided by the condemnor for restoration is sufficient and the Base Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of thirty (30) days after the occurrence of the Taking, then the Base Rent for such Facility shall be proportionately reduced to the same extent as the resulting diminution in the Fair Market Rental of the Leased Property by reason of such partial Taking.

15.2 Award Distribution. Except as set forth below, the entire Award shall belong to and be paid to Landlord, except that, subject to the rights of the Facility Mortgagees, Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, lost profits value and moving expenses and such amount paid to Tenant does not reduce the amount payable to Landlord. Notwithstanding the foregoing, the Award allocated to any Tenant Capital Additions and Tenant’s Personal Property shall be and remain the property of Tenant free of any claim thereto by Landlord.

15.3 Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Master Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.4 Condemnation Awards Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any

Condemnation Award, or any portion thereof, under the terms of any Facility Mortgage, such award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. In the event that the Facility Mortgagee elects to apply the Condemnation Award to the indebtedness secured by the Facility Mortgage in the case of a Taking as to which the restoration provisions apply, this Master Lease shall terminate as of the date of the Taking as to the affected Leased Property, unless within fifteen (15) days of the notice from the Facility Mortgagee Landlord agrees to make available to Tenant for restoration of such Leased Property funds equal to the amount applied by the Facility Mortgagee. Unless the Taking is such as to entitle Landlord or Tenant to terminate this Master Lease as to the affected Leased Property and Landlord or Tenant, as the case may be, shall elect to terminate this Master Lease as to the affected Leased Property in the time and in the manner provided, Landlord shall disburse such funds to Tenant and Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Taking.

15.5 Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated with respect to the affected portion of the Leased Property as a result of a Taking, the Base Rent due hereunder from and after the effective date of such termination shall be reduced by an amount determined by multiplying a fraction, the numerator of which shall be the Minimum Purchase Price for the affected Leased Property and the denominator of which shall be the Minimum Purchase Price for all of the Leased Property then subject to the terms of this Master Lease by the Base Rent payable under this Master Lease immediately prior to the effective date of the termination of this Master Lease as to the affected Leased Property.

ARTICLE XVI

16.1 Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(a) Tenant shall fail to pay any installment of Rent within two (2) Business Days of when due;

(b) a default shall occur under any other lease or agreement between Landlord or an Affiliate of Landlord and Tenant or an Affiliate of Tenant, or any Guaranty or other instrument executed by Tenant or an Affiliate of Tenant in favor of Landlord or an Affiliate of Landlord, in every case, whether now or hereafter existing (excluding, however, the Transition Services Agreement, Distribution Agreement and Tax Allocation Agreement entered into between Affiliates of Tenant and Landlord), where the default is not cured within any applicable grace period set forth therein;

(c) Tenant or any Guarantor shall:

(i) admit in writing its inability to pay its debts generally as they become due;

(ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii) make an assignment for the benefit of its creditors;

(iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(d) Tenant or any Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant, a receiver of Tenant or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Tenant under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(e) Tenant or any Guarantor shall be liquidated or dissolved or Tenant is in default of the provisions set forth in Section 22.1 below;

(f) the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(g) except as a result of damage, destruction or Condemnation, Tenant voluntarily ceases operations at any Facility;

(h) any of the representations or warranties made by Tenant hereunder or by Guarantor in the Guaranty proves to be untrue when made in any material respect which materially and adversely affects Landlord;

(i) any applicable license or third-party provider reimbursement agreements material to a Facility’s operation for its Primary Intended Use are at any time terminated or revoked or suspended for more than twenty (20) days and such termination, revocation or suspension is not stayed pending appeal;

(j) any local, state or federal agency having jurisdiction over the operation of any Facility removes ten percent (10%) or more of the patients or residents located in such Facility other than during any period of repair or restoration following damage, destruction or a partial Taking;

(k) Tenant voluntarily transfers, at any time during the last year of the Term, ten (10) or more patients located in the Facility to any other facility in which Tenant or any Affiliate of Tenant has any ownership or other financial interest, including, without limitation, fees earned under any management agreement, provided that Tenant’s transfer of any patient to a different type of care facility as a result of such patient’s special needs that cannot be met at such Facility or at the request of such patient or his/her responsible party shall not be deemed a voluntary transfer;

(l)(i) the revocation of the health care license granted to Tenant for the operation of any Facility, (ii) if applicable, the decertification of any Facility from participation in the Medicare or Medicaid reimbursement program, or (iii) the issuance of an admissions ban or a stop placement order with respect to any Facility that remains in effect for a period of more than thirty (30) days (each a “Negative Regulatory Action”) where, in each instance, such Negative Regulatory Action (A) is not stayed pending the appeal thereof and (B) would reasonably be expected to have a material adverse affect on the entities comprising the Tenant, taken as a whole, or on the Leased Property, taken as a whole;

(m) the sale or transfer, without Landlord’s consent, of all or any portion of any certificate of need, bed rights or other similar certificate or license relating to the Leased Property;

(n) Tenant, by its acts or omissions, causes the occurrence of a default under any provision of any Facility Mortgage, related documents or obligations thereunder by which such Tenant is bound or has agreed under the terms of this Master Lease to be bound, which default is not cured within the applicable time period;

(o) a default shall occur under Sun’s Credit Agreement, where the default is not cured within any applicable grace period set forth therein, and the lender thereunder elects to accelerate the loan as a result thereof or any other remedy available to such lender is exercised because of such default; provided, however, if such acceleration or other remedy is thereafter cancelled, then this Event of Default shall concurrently therewith cease to be outstanding; and

(p) if Tenant shall fail to observe or perform any other term, covenant or condition of this Master Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law.

No Event of Default (other than a failure to make payment of money) shall be deemed to exist under Section 16.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

16.2 Certain Remedies. If an Event of Default shall have occurred, Landlord may terminate this Master Lease by giving Tenant no less than ten (10) days notice of such termination and the Term shall terminate and all rights of Tenant under this Master Lease shall cease. Subject to the limitations set forth in Section 16.4, Landlord shall have all rights at law and in equity available to Landlord as a result of any Event of Default; provided, however, although Tenant has the right under certain circumstances set forth in this Lease to purchase some or all of the Leased Property in lieu of fulfilling certain obligations imposed on Tenant under this Master Lease, in no event shall Landlord have the right to require Tenant to purchase any or all of the Facilities from Landlord (i.e., a so-called “put right,”) as a result of the occurrence of an Event of Default; and provided, further, that in the event that Landlord elects to exercise its option to purchase some or all of Tenant Personal Property in accordance with the provisions of Section 36.3(a), any damages which Landlord is entitled to recover from Tenant shall be reduced on a dollar for dollar basis by the amount due from Landlord to Tenant pursuant to Section 36.3(a). Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Master Lease has been terminated with respect to any one or more (including all, if so elected by Landlord) of the Facilities pursuant to Section 16.1, Tenant shall, to the extent permitted by law, if required by Landlord so to do, immediately surrender to Landlord possession of the Leased Property and any Tenant Capital Additions of the Facilities as to which Landlord has so elected to terminate this Master Lease and quit the same and Landlord may enter upon and repossess such Leased Property and such Tenant Capital Addition thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law, may remove Tenant and all other Persons (other than the residents of each Facility) and any of Tenant’s Personal Property from such Leased Property and such Tenant Capital Addition thereto.

16.3 Damages. (i) The termination of this Master Lease with respect to any one or more of the Facilities; (ii) the repossession of the Leased Property and any Tenant Capital Additions to any Facility; (iii) the failure of Landlord, notwithstanding reasonable good faith efforts, to relet the Leased Property or any portion thereof; (iv) the reletting of all or any portion of the Leased Property; or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall not relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any such termination occurs, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Facility terminated to and including the date of such termination. Thereafter:

Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for the occurrence of an Event of Default, either:

(A) the sum of:

(i) the worth at the time of award of the unpaid Rent which had been earned at the time of termination with respect to the terminated Facility to the extent not previously paid by Tenant under this Section 16.3;

(ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination with respect to the terminated Facility until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease or which in the ordinary course of things would be likely to result therefrom.

As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For purposes of determining the worth at the time of the award, Additional Rent that would have been payable for the remainder of the Term shall be deemed to be the greater of (y) the same as the Additional Rent for the then current Lease Year or, if not determinable, the immediately preceding Lease Year; and (z) such other amount as Landlord shall demonstrate could reasonably have been earned.

or (B)

without termination of Tenant’s right to possession of the Leased Property, each installment of said Rent and other sums payable by Tenant to Landlord under the Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Master Lease.

16.4 Limited Remedy Events of Default. Notwithstanding anything to the contrary herein contained or in any other transaction document executed concurrently herewith, or any other provisions of this Master Lease or any other concurrent transaction document, if Landlord is exercising remedies due solely to the Events of Default described in clauses (b), (h), (i), (j), (l), (n), (o) or (p) of Section 16.1 or as a result of Tenant’s involuntary breach of obligations resulting in an Event of Default under Section 16.1(e) (each a “Limited Remedy Events of Default”), the aggregate amount Tenant shall be required to pay to Landlord from and after the date of the occurrence of such Limited Remedy Event of Default (the “Occurrence Date”) shall be limited to the sum of (i) the present value of the unpaid Base Rent for the balance of the Term (excluding the portion of such rental loss that Tenant proves could be reasonably avoided) (determined using a discount rate of Eight percent (8.0%) per annum), (ii) any Additional Charges which are due and payable or have accrued under this Master Lease through the Occurrence Date, and (iii) any amounts of Additional Charges which are due and payable or have accrued under this Master Lease after the Occurrence Date while the Tenant remains in possession of the Leased Property after any Limited Remedy Event of Default that relate to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Leased Property in substantial compliance with the terms of this Master Lease (collectively, the “LRED Damages”). Landlord and Tenant hereby agree that the damages available to Landlord as a result of a Limited Remedy Event of Default shall be strictly limited to the LRED Damages and that nothing contained herein or in any other transaction document executed concurrently herewith shall entitle Landlord to additional reimbursement or monetary damages with respect to any such Limited Remedy Event of Default.

16.5 Receiver. Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law including any applicable health care licensure laws, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and any Tenant Capital Addition thereto and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.6 Waiver. If Landlord initiates judicial proceedings or if this Master Lease is terminated by Landlord pursuant to this Article with respect to a Facility, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.7 Application of Funds. Any payments received by Landlord under any of the provisions of this Master Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.

ARTICLE XVII

17.1 Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property and any Tenant Capital Addition thereto for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand.

ARTICLE XVIII

18.1 Purchase of the Leased Property. If Tenant purchases the Leased Property of any Facility from Landlord pursuant to any provision of this Master Lease, Landlord shall, upon receipt from Tenant of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase, deliver to Tenant an appropriate deed or other conveyance conveying the entire interest of Landlord in and to the Leased Property to Tenant free and clear of all encumbrances other than (i) those that Tenant has agreed hereunder to pay or discharge; (ii) those mortgage liens, if any, which Tenant has agreed in writing to accept and to take title subject to; (iii) those liens and encumbrances which were in effect on the date of conveyance of such Leased Property to Landlord; and (iv) any other encumbrances permitted hereunder to be imposed on such Leased Property which are assumable at no cost to Tenant or to which Tenant may take subject without cost to Tenant; provided, however, that in no event shall Tenant be obligated to assume or take subject to any encumbrance with a principal balance in excess of the applicable purchase price. The difference between the applicable purchase price and the total of the encumbrances assumed or taken subject to shall be paid to Landlord or as Landlord may direct in immediately available funds. All expenses of such conveyance, including the cost of title insurance, reasonable attorneys’ fees incurred by Landlord in connection with such conveyance and release, transfer taxes and recording and escrow fees, shall be paid by Tenant.

ARTICLE XIX

19.1 Holding Over. If Tenant shall for any reason remain in possession of the Leased Property of, and/or Tenant Capital Additions to, a Facility after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Base Rent each month twice the monthly Base Rent applicable to the prior Lease Year for such Facility, together with all Additional Charges and all other sums payable by Tenant pursuant to this Master Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Master Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Additions to, such Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Master Lease. Tenant shall be deemed to be holding over with the consent, or at the request, of Landlord if Landlord has not identified a replacement tenant or purchaser of the Leased Property that is duly licensed to operate the Facilities as of the expiration or earlier termination of this Master Lease and Tenant, in the exercise of its sole and absolute discretion, has agreed to continue to operate the Facilities for a defined period of time.

ARTICLE XX

20.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

21.1 General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Master Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; and (vi) the violation by Tenant of any Legal Requirement. Any amounts which become payable by Tenant under this Article shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

ARTICLE XXII

22.1 Subletting and Assignment. Tenant shall not, without Landlord’s prior written consent, which, except as specifically set forth herein, may be withheld in Landlord’s sole and absolute discretion, voluntarily or by operation of law assign (which term includes any sale, encumbering, pledge or other transfer or hypothecation) this Master Lease, master sublet all or any part of the Leased Property of any Facility or engage the services of any Person for the management or operation of any Facility. Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facilities and that Landlord entered into this Master Lease with the expectation that Tenant would remain in and operate such Facilities during the entire Term and for that reason Landlord retains sole and absolute discretion in approving or disapproving any assignment or master sublease. Any (a) Change in Control (as such term is defined in the Sun Credit Agreement); or (b) transfer of Tenant’s stock, partnership or membership interests (or the stock, partnership or membership interests of any entity(ies) that controls Tenant, other than Sun) or any dissolution or merger or consolidation of Tenant (or its controlling entity(ies)) with any other entity, which results in any Person and such Person’s Affiliates (other than an Affiliate of Sun) collectively owning greater than twenty-five percent (25%) of the total outstanding shares of any class of Tenant’s stock, partnership or membership interests (or the stock of its controlling entity(ies), other than Sun), or the sale or other transfer of all or substantially all of the assets of Tenant (or its controlling entity(ies)) other than to an Affiliate of Sun, shall constitute an assignment of Tenant’s interest in this Master Lease within the meaning of this Article XXII and the provisions requiring consent contained herein shall apply. Any sublease of more than ten percent (10%) of any Facility to any Person or its Affiliates (other than an Affiliate of Sun), in one transaction or in a series of transactions, shall be deemed to be a master sublease hereunder. For any sublease transaction not requiring the consent of Landlord hereunder, Tenant shall, within ten (10) days of entering into any such sublease, notify Landlord of the existence of such sublease and the identity of the subtenant and supply Landlord with a copy of the sublease, any related documentation and any other materials or information reasonably requested by Landlord.

22.2 Notwithstanding the foregoing, but subject to the rights of any Facility Mortgagee, and subject to Section 40.1, Tenant may, (I) without Landlord’s prior written consent, assign this Master Lease or sublease the Leased Property to an Affiliate of Tenant or Guarantor if all of the following are first satisfied: (w) such Affiliate fully assumes Tenant’s obligations hereunder; (x) Tenant remains fully liable hereunder and Guarantor remains fully liable under the Guaranty; (y) the use of the Leased Property remains unchanged; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; and (II) with Landlord’s prior written consent, which consent shall not be unreasonably withheld, assign this Master Lease if all of the following are satisfied: (aa) such assignee or transferee has sufficient operating experience and history and sufficient assets and income, in Landlord’s reasonable judgment, to bear the financial responsibilities of Tenant under this Master Lease; (bb) such assignee or transferee is, in Landlord’s reasonable judgment, a reputable person or entity of good character and has a general business reputation for providing quality healthcare services reasonably compatible with the services provided by Tenant; (cc) such assignee or transferee (or any of its Affiliates) shall not have, within the twenty-four month period immediately preceding such assignment or transfer had any license or certification to operate any skilled nursing facility or assisted living facility revoked by any governmental authority due to any actual fault or failure by such proposed transferee or assignee or any of its Affiliates to operate such facility in substantial compliance with applicable law; (dd) such assignee or transferee shall be licensed or certified for the operation of the Leased Property as of the date of such assignment or transfer, (ee) such person or entity fully assumes Tenant’s obligations hereunder, (ff) the use of the Leased Property under the terms of such assignment is permitted by Section 7.2 hereof, (gg) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment and assumption and received an executed counterpart thereof, and (hh) any applicable replacement guarantor has sufficient assets and income, in Landlord’s reasonable judgment, to bear the financial responsibilities of Guarantor under the Guaranty.

22.3 Permitted Occupancy Agreements. Notwithstanding the provisions of Section 22.1, Tenant may enter into an occupancy agreement with residents of the Leased Property without the prior written consent of Landlord provided that (i) the agreement does not provide for life care services; (ii) the agreement does not contain any type of rate lock provision or rate guaranty for more than one calendar year; (iii) the agreement does not provide for any rent reduction or waiver other than for an introductory period not to exceed thirty (30) days; (iv) Tenant may not collect rent for more than one month in advance other than one month of rent collected as security for the performance of the resident’s obligations to Tenant, which amount is held in a separate escrow account for the benefit of such resident; and (v) all residents of the Leased Property are accurately shown in accounting records for the Facility.

22.4 Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment, master subletting or management arrangement, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such master sublease, assignment or management agreement is actually consummated.

22.5 No Release of Tenant’s Obligations; Exception. No assignment, subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Master Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) agreement which modifies any of the rights or obligations of the parties under this Master Lease, (ii) stipulation which extends the time within which an obligation under this Master Lease is to be performed, (iii) waiver of the performance of an obligation required under this Master Lease, or (iv) failure to enforce any of the obligations set forth in this Master Lease.

ARTICLE XXIII

23.1 Officer’s Certificates and Financial Statements.

(a) Officer’s Certificate. At any time and from time to time upon Tenant’s receipt of not less than ten (10) Business Days’ prior written request by Landlord, Tenant shall furnish to Landlord an Officer’s Certificate certifying (i) that this Master Lease is unmodified and in full force and effect, or that this Master Lease is in full force and effect as modified and setting forth the modifications; (ii) the dates to which the Rent has been paid; (iii) whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Master Lease and, if so, specifying each such default of which Tenant may have knowledge; and (iv) responses to such other questions or statements of fact as Landlord, any ground or underlying Landlord, any purchaser or any current or prospective Facility Mortgagee shall reasonably request. Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by Tenant that (x) this Master Lease is unmodified and in full force and effect except as may be represented to the contrary by Landlord; (y) Landlord is not in default in the performance of any covenant, agreement or condition contained in this Master Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article may be relied upon by Landlord and any current or prospective Facility Mortgagee, ground or underlying Landlord or purchaser of the Leased Property.

(b) Statements. Tenant shall furnish the following statements to Landlord:

(i) Within ninety-five (95) days after the end of Tenants’ Fiscal Years or concurrently with the filing by Sun of its annual report on Form 10K with the SEC, whichever is later: (i) Sun’s Financial Statements; (ii) Financials for each of the Facilities for the fiscal year last completed in each case certified by an Officer of Tenant; and (iii) a report with respect to Sun’s Financial Statements from Sun’s accountants, which report shall be unqualified as to going concern and scope of audit of Sun and its subsidiaries and shall provide in substance that (a) such consolidated financial statements present fairly the consolidated financial position of Sun and its subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (b) that the examination by Sun’s accountants in connection with such Financial Statements has been made in accordance with generally accepted auditing standards;

(ii) Within fifty (50) days after the end of each of Tenant’s Fiscal Year quarters or concurrently with the filing by Sun of its quarterly report on Form 10Q with the SEC, whichever is later, a copy of Sun’s Financials for such period;

(iii) Upon Landlord’s request from time to time, such additional information and unaudited quarterly financial information concerning the Leased Property and Tenant as Landlord may require for its on-going filings with the SEC under both the Securities Act and the Securities Exchange Act of 1934, as amended, including, but not limited to, 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord during the Term of this Master Lease, subject to the conditions that neither Tenant nor Guarantor shall be required to disclose information that is material non-public information or is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine; provided, however, in the event that Sun is no longer a registrant under the Securities Exchange Act of 1934, as amended, Tenant and/or Guarantor shall continue to provide to Landlord the same information that Sun would have included in filings on Form 10-Q and Form 10-K if it were such a registrant;

(iv) Within forty (40) days after the end of each month, a financial report for each of the Facilities for such month, including detailed statements of income and expense and detailed operational statistics regarding occupancy rates, patient mix and patient rates by type for each Facility;

(v) Within fifteen (15) Business Days after Tenant’s receipt of a written request from Landlord, copies of the most recent surveys performed by the appropriate governmental agencies for licensing or certification purposes, and any plan of correction submitted by Tenant to such agencies along with evidence as to whether it has yet been approved, or is still under review, by the State;

(vi) Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to (a) revoke or suspend or terminate or modify in a way adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of all or any portion of the Leased Property, or (b) suspend, terminate, adversely modify, or fail to renew or fully continue in effect any cost reimbursement or cost sharing program by any state or federal governmental agency, including but not limited to Medicaid/Medi-Cal or Medicare or any successor or substitute therefor, if the effect thereof is or reasonably would reasonably be anticipated to be materially adverse to Tenant or the Leased Property, or (iii) seek return of or reimbursement for any funds previously advanced or paid pursuant to any such program, if the effect thereof is or reasonably would be anticipated to be materially adverse to Tenant or the Leased Property, or (iv) impose any bed hold, limitation on patient admission or similar restriction on the Leased Property for a period in excess of thirty (30) days, or (iv) prosecute any party with respect to the operation of any activity on the Leased Property or enjoin any party or seek any civil penalty in excess of Two Hundred Fifty Thousand Dollars ($250,000) in respect thereof;

(vii) As soon as it is prepared in a Lease Year, a capital and operating budget for each Facility for that and the following Lease Year; and

(viii) Within fifteen (15) Business Days after Tenant’s receipt of a written request from Landlord, copies of Medicaid/Medi-Cal rate letters.

Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Master Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to facilitate the integration of such information within Landlord’s internal financial and reporting database.

23.2 Public Offering Information. Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Facilities (1) which is publicly available or (2) the inclusion of which is approved by Sun in writing, which approval may be withheld in Sun’s sole discretion, and which, in any case does not violate any provision of law including the Health Insurance Portability and Accountability Act, the confidentiality of the facility-patient relationship or the physician-patient privilege under applicable laws, in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of Sabra’s securities, and any other reporting requirements under applicable federal and State laws, including those of any successor to Landlord. Unless otherwise agreed by Tenant or Guarantor, neither Landlord nor Sabra shall revise or change the wording of information previously publicly disclosed by Tenant or Guarantor and furnished to Landlord or Sabra pursuant to Section 23.1 or this Section 23.2. Tenant agrees to provide such other reasonable information necessary with respect to Tenant and its Leased Property to facilitate a public offering or to satisfy SEC disclosure requirements. Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections.

23.3 Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements and/or in the Financials may be non-public financial or operational information with respect to Sun, the Tenants and/or the Leased Property. Landlord further agrees (i) to maintain the confidentiality of such non-public information; provided, however, Landlord shall have the right to share such information with its officers, employees, directors, Facility Mortgagee, accountants, attorneys and other consultants (the “Representatives”) provided that such Representative is advised of the confidential nature of such information and agrees to maintain the confidentiality thereof and (ii) that neither it nor any Representative shall engage in any transactions with respect to the stock or other equity or debt securities of Sun based on any such non-public information. In addition to the foregoing, Landlord agrees that, upon request of Tenant, it shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Lease or the Leased Property in connection with Tenant’s review of the treatment of this Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such non-public information; provided, however, Tenant shall have the right to share such information with its Representatives so long as such Representative is advised of the confidential nature of such information and agrees to maintain the confidentiality thereof.

ARTICLE XXIV

24.1 Landlord’s Right to Inspect. Upon reasonable advance notice to Tenant, Tenant shall permit Landlord and its authorized representatives to inspect its Leased Property during usual business hours. Landlord shall take care to minimize any disturbance of or inconvenience to any residents of any Leased Property, except in the case of emergency, and to conduct such inspections in compliance with applicable laws governing the confidentiality of patient information, including the Health Insurance Portability and Accountability Act.

ARTICLE XXV

25.1 No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Master Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

26.1 Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Master Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

27.1 Acceptance of Surrender. No surrender to Landlord of this Master Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

28.1 No Merger. There shall be no merger of this Master Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Master Lease or the leasehold estate created hereby or any interest in this Master Lease or such leasehold estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

29.1 Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Master Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

30.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Master Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Master Lease or consented to by Tenant. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Master Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Master Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article.

ARTICLE XXXI

31.1 Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein; provided, however, if Tenant has not consented to any such Facility Mortgage entered into by Landlord after the Commencement Date, Tenant’s obligations with respect thereto shall be subject to the limitations set forth in Section 31.3. This Master Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Master Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a nondisturbance and attornment agreement which provides that so long as there is not then outstanding an Event of Default under this Master Lease, the holder of such Facility Mortgage (i) shall not disturb either Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, or any of its rights, privileges and options, and (ii) shall permit application of all proceeds of insurance and all Awards and payments in connection with the taking of all or any portion of the Leased Property and any Tenant’s Personal Property or Tenant Capital Additions in accordance with the provisions of Articles XIV and XV of this Master Lease. In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance reasonably satisfactory to

Tenant, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys fees, or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) materially and adversely increase Tenant’s non-monetary obligations under this Master Lease or (iii) materially diminish Tenant’s rights under this Master Lease.

31.2 Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Master Lease or enter into a new lease substantially in the form of this Master Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Master Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Master Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

31.3 Compliance with Facility Mortgage Documents.

(a) Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of a Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (i) the maintenance and repair of such Facility; (ii) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facility and such Facility itself; (iii) the procurement of insurance policies with respect to such Facility; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to such Facility and the operation of the Business thereof. For so long as any Facility Mortgages encumber the Leased Property or any portion thereof or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the applicable Facility(ies) in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Landlord relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, this Section 31.3(a) shall not be deemed to (A) impose on Tenant obligations which (i) increase Tenant’s monetary obligations under this Master Lease, (ii) materially and adversely increase Tenant’s non-monetary obligations under this Master Lease or (B) materially diminish Tenant’s rights under this Master Lease. For purposes of the foregoing, any proposed implementation of new occupancy or financial covenants or requirements with respect to payor mix shall be deemed to materially diminish Tenant’s rights under this Master Lease. Tenant hereby acknowledges and agrees, however, that an obligation under the applicable Facility Mortgage Documents to post impounds for property taxes with respect to any period not more than one (1) month in advance (whether now existing or later created) shall not be deemed or construed to increase Tenant’s monetary obligations under this Master Lease. If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 31.3(a), Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord.

(b) Without limiting or expanding Tenant’s obligations pursuant to Section 31.3(a), during the Term of this Master Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Master Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of a Facility that are required by any Facility Mortgage Documents or by Facility Mortgagee, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Facility Mortgage Documents as security for or otherwise relating to any operating expenses of a Facility, including any capital repair or replacement reserves and/or impounds or escrow accounts for Taxes or insurance premiums (each a “Facility Mortgage Reserve Account”); provided, however, this Section 31.3(b) shall not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) materially and adversely increase Tenant’s non-monetary obligations under this Master Lease or (iii) materially diminish Tenant’s rights under this Master Lease or, with respect to any Facility, that are provided for in a Facility Mortgage, or otherwise required by the Facility Mortgagee, secured by such Facility on the Commencement Date; and provided, further, that any amounts which Tenant is required to fund into a Facility Mortgage Reserve Account with respect to satisfy any repair or replacement reserve requirements imposed by a Facility Mortgagee shall be credited on a dollar for dollar basis against the mandatory expenditure obligations of Tenant for such applicable Facility(ies) under Section 9.2(e). During the Term of this Master Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder, have access to and the right to apply or use (including for reimbursement) to the same extent of Landlord all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith. Landlord hereby acknowledges that funds deposited by Tenant in any

Facility Mortgage Reserve Account are the property of Tenant and Landlord is obligated to return the portion of such funds not previously released to Tenant within fifteen (15) days following the maturity or earlier prepayment of the applicable Facility Mortgage; provided, however, that the foregoing shall not be deemed or construed to limit or prohibit Landlord’s right to bring any damage claim against Tenant for any breach of its obligations under this Master Lease that may have resulted in the loss of any impound funds held by a Facility Mortgagee.

ARTICLE XXXII

32.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in any Facility; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the applicable Facility and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

32.2 Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Leased Property, including any complaints, notices, warnings or asserted violations in connection therewith.

32.3 Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Leased Property, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

32.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Section 32.4 which is not cured within any applicable cure period. Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a) In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b) In bringing the Leased Property into compliance with all Legal Requirements; and

(c) Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within thirty (30) calendar days after receipt by Tenant of written notice thereof and any amount not so paid within such thirty calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5 Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under the Article XXXIV, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5)

days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Master Lease. The obligations set forth in this Article shall survive the expiration or earlier termination of this Master Lease.

ARTICLE XXXIII

33.1 Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into one or more short form memoranda of this Master Lease, in form suitable for recording under the laws of the State. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the applicable Facility.

ARTICLE XXXIV

34.1 Fair Market Value/Rental. If it becomes necessary to determine the Fair Market Value or Fair Market Rental of the Leased Property for any purpose of this Master Lease, Landlord and Tenant shall first attempt to agree on such Fair Market Value or Fair Market Rental, as the case may be. If Landlord and Tenant are not able to so agree within a reasonable period of time not to exceed thirty (30) days, then Landlord and Tenant shall attempt to agree upon a single appraiser to make such determination. If Landlord and Tenant are unable to agree upon a single appraiser within twenty (20) days thereafter, then each party shall have a period of ten (10) days in which to provide the other with the name of a person selected to act as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) and experienced in appraising long term care/senior housing properties providing services similar to the portion of the Leased Property being appraised, shall, within forty-five (45) days after the date of the Notice appointing the first appraiser, proceed to appraise the Leased Property to determine the Fair Market Value or Fair Market Rental, as the case may be, thereof as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one appraiser has been so appointed, or if two appraisers have been so appointed but only one such appraiser has made such determination within fifty (50) days after the making of Tenant’s or Landlord’s request, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers have been appointed and have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined does not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Value or Fair Market Rental, as the case may be, shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined exceeds ten percent (10%) of the lesser of such amounts, then such two appraisers shall have twenty (20) days to appoint a third appraiser. If no such appraiser has been appointed within such twenty (20) days or within ninety (90) days of the original request for a determination of Fair Market Value or Fair Market Rental, as the case may be, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Value or Fair Market Rental, as the case may be, within forty-five (45) days after appointment of such appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determinations of the other two appraisers shall be excluded, and the average of the sum of the remaining two determinations shall be final and binding upon Landlord and Tenant as the Fair Market Value or Fair Market Rental of the Leased Property, as the case may be.

This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half ( 1/2) of the fees and expenses of the third appraiser.

ARTICLE XXXV

35.1 Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Tenant:	c/o Sun Healthcare Group, Inc.
101 Sun Avenue, NE
Albuquerque, NM 87109
Attention: Director of Real Estate
Fax Number: 505-468-4998
Attention: General Counsel
Fax Number: 505-468-8752

With a copy to:	Sun Healthcare Group, Inc.
(that shall not constitute notice)	18831 Von Karman, Suite 400
Irvine, CA 92612
Attention: General Counsel
Fax Number: 949-255-7057

And with a copy to:	The Nathanson Group PLLC
(that shall not	One Union Square
constitute notice)	600 University Street, Suite 2000
Seattle, WA 98101-1195
Attention: Randi S. Nathanson, Esq.
Fax Number: 206-299-9335

To Landlord:	c/o Sabra Health Care REIT, Inc.
18500 Von Karman Avenue, Suite 550
Irvine, CA 92612
Attention: Chief Executive Officer
Fax Number: - -

And with copy to	Sherry Meyerhoff Hanson & Crance LLP
(which shall not	610 Newport Center Drive, Suite 1200
constitute notice):	Newport Beach, CA 92660-6445
Attention: Kevin L. Sherry, Esq.
Fax Number: 949-719-1212

Or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

ARTICLE XXXVI

36.1 Facility Trade Names. If this Master Lease is terminated by reason of an Event of Default or Landlord exercises its option to purchase Tenant’s Personal Property pursuant to Section 36.3, Landlord shall be permitted to use the name(s) under which any Facility has done business during the Term (the “Facility Trade Names”); provided, however, that nothing herein shall be construed as granting Landlord any right to use the name “SunBridge” or “Sun” or “Sun Healthcare Group” or “Harborside” or “Peak” any variation thereof. Tenant shall not, after any termination of this Master Lease, use any Facility Trade Name in the same market in which any of the Facilities is located in connection with any business that competes with any Facility.

36.2 Transfer of Operational Control of the Facilities. Upon the expiration or earlier termination of the Term Tenant shall enter into one or more Operations Transfer Agreement (each an “OTA”) in the form of Exhibit E hereto with respect to the Leased Property and shall transfer operational control of the Facilities to Landlord or Landlord’s nominee pursuant to the terms of such OTAs.

36.3 Landlord’s Option to Purchase Tenant’s Personal Property.

(a) Effective on not less than sixty (60) days prior written notice, or such shorter notice as shall be appropriate if this Master Lease is terminated prior to its expiration date, Landlord shall have the option to purchase some or all of Tenant’s Personal Property, at the expiration or termination of this Master Lease, for an amount equal to the then fair market value thereof, subject to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, UCC-1 financing statements and other encumbrances to which such personal property is subject.

(b) Any amounts due from Landlord to Tenant under this Section 36.3 shall be paid by wire transfer of immediately available funds to an account or accounts designated by written Notice from Tenant to Landlord.

ARTICLE XXXVII

37.1 Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Master Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Master Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the administration or enforcement of this Master Lease, including reasonable attorneys’ fees incurred in connection with the renewal of this Master Lease for any Renewal Term, the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XXXVIII

38.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person (other than its financial advisor, MTS Partners) or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

39.1 Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Master Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

Tenant will not during the Term of this Master Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Property. A breach of the representations contained in this Section 39.1 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Master Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

ARTICLE XL

40.1 REIT Protection.

(a) The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Agreement shall be interpreted consistent with this intent.

(b) Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall not (i) sublet, assign or enter into a management arrangement for the Leased Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Leased Property so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Leased Property to any Person (other than a taxable REIT subsidiary of Landlord) in which Tenant or Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Leased Property in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Master Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 40.1(a) shall likewise apply to any further subleasing by any subtenant.

(c) Anything contained in this Master Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Master Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary) in order to maintain Landlord’s status as a REIT; provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer including, but not limited to, any requirements under any certificate of need or other health care law, rules or regulations and (ii) give Tenant notice of any such assignment; and, provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder including, but not limited to, its rights under Section 41.14 hereof.

(d) Anything contained in this Master Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant regarding the valuation of the Leased Property in order to assist Landlord in its determination that Rent allocable for purposes of Section 856 of the Code to the Landlord’s Personal Property at the beginning and end of a calendar year does not exceed 15% of the total Rent due hereunder (the “Personal Property REIT Requirement”); provided, however, that this provision shall not be interpreted to relieve Tenant from its obligations under Section 6.3 of this Agreement; and provided, further, that a violation by Tenant of its obligations under this Section 40.1(d) and/or a determination by Landlord that a violation of the Personal Property REIT Requirement has occurred shall not constitute an Event of Default under this Lease. Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Personal Property REIT Requirement as long as such compliance does not (i) increase Tenant’s monetary obligations under this Master Lease or (ii) materially and adversely increase Tenant’s non-monetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Master Lease. Accordingly, if requested by Landlord and at Landlord’s expense, Tenant shall cooperate with Landlord as may be necessary from time to time to more specifically identify and/or value the Landlord Personal Property in connection with the compliance with the Personal Property REIT Requirement. Landlord shall reimburse Tenant for the reasonable amount of any out of pocket expenses incurred by Tenant in satisfying the requirements of this Section 40.1(d).

ARTICLE XLI

41.1 Survival. Anything contained in this Master Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2 Severability. If any term or provision of this Master Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Master Lease and any other application of such term or provision shall not be affected thereby.

41.3 Non-Recourse. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord. It is specifically agreed that no constituent partner in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

41.4 Licenses.

(a) Upon the expiration or earlier termination of the Term, Tenant shall, at no cost or expense to Tenant except as specifically set forth in Section 41.4(c), cooperate with Landlord or Landlord’s designee or nominee in connection with an orderly transfer of operational and financial responsibility for the Leased Property to Landlord or Landlord’s nominee or designee and the processing by Landlord or Landlord’s designee or nominee of any applications for all licenses, operating permits and other governmental authorizations and Tenant shall use its commercially reasonable efforts to transfer to Landlord or Landlord’s designee all contracts with governmental or quasi-governmental entities related thereto; provided, however, nothing herein shall be construed as requiring Tenant to allow Landlord or Landlord’s designee or nominee to operate the Facility under Tenant’s license or to bill for goods sold or services rendered to the residents of the Facility under Tenant’s Medicare or Medicaid/Medi-Cal provider agreements. Notwithstanding the foregoing, on the effective date of any such transfer, Tenant shall assign to Landlord’s designee or nominee its Medicare and Medicaid provider agreements in accordance with and as permitted by any and all applicable laws and orders, rules, requirements and regulations of CMS and the State subject to any and all other applicable federal or State statutes and regulations regarding the same; provided, however, that the parties acknowledge and agree that Landlord’s designee or nominee (i) is not expected to have received “tie in” notice from CMS with respect to the Medicare provider agreement or a new Medicaid provider agreement as of such effective date, (ii) will not begin to bill for its services under Medicaid or Medicare until the tie in notice/new provider agreement and the required provider numbers have been received by such entity, and (iii) Tenant will not bill Medicare or Medicaid or any other provider for services provided by Landlord’s designee or nominee after the effective date.

(b) Subject to the limitations of any applicable Legal Requirements, including but not limited to, laws governing the confidentiality of resident and employee records, on the expiration or earlier termination of the Term, Tenant shall transfer to Landlord or Landlord’s designee or nominee the Facility’s business records, data, patient and resident records, and patient and resident trust accounts held by Tenant (but specifically excluding Tenant’s corporate financial records or proprietary materials) and which may be necessary for the lawful operation of the applicable Facility by Landlord or Landlord’s designee; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s designee or nominee.

(c) Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any loss, damage, cost or expense incurred by Landlord or Landlord’s designee or nominee in connection with the correction of any and all deficiencies of a physical plant nature identified by any governmental authority responsible for licensing the Leased Property in the course of any change of ownership inspection but only to the extent that, during the Term, such deficiencies were (i) previously included in a statement of deficiencies issued to Tenant by such governmental authority as part of a survey of the Facility conducted prior and unrelated to such change of ownership, and (ii) not corrected by Tenant.

(d) In the event of a conflict between the provisions of this Section 41.4 and any OTA executed by Tenant, on the one hand, and Landlord or Landlord’s nominee or designee, on the other hand, the provisions of the OTA shall control.

41.5 Successors and Assigns. This Master Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.6 Governing Law. THIS MASTER LEASE WAS NEGOTIATED IN THE STATE OF CALIFORNIA, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS MASTER LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY OF SUCH FACILITY IS LOCATED.

41.7 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO TIES LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF

LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.8 Entire Agreement. This Master Lease and the Exhibits and Schedules hereto constitutes the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Master Lease.

41.9 Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Master Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

41.10 Counterparts. This Master Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

41.11 Interpretation. Both Landlord and Tenant have been represented by counsel and this Master Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.12 Time of Essence. Time is of the essence of this Master Lease and each provision hereof in which time of performance is established.

41.13 Further Assurances. The parties’ agree to promptly sign all documents reasonably requested to give effect to the provisions of this Master Lease.

41.14 Right of First Opportunity.

(a) Except as otherwise specifically provided herein, in the event Landlord determines that it wants to sell any or all of the Leased Property at any time during the Initial Term or any Renewal Term, Landlord shall first in writing offer to enter into negotiations for such sale with the applicable Tenant or any Affiliate of such Tenant (a “Seller’s Notice”). If the applicable Tenant or an Affiliate thereof (“Buyer”) shall within ten (10) Business Days from receipt of Seller’s Notice give Landlord notice ( a “Buyer’s Notice”) that it wishes to enter into good faith negotiations for the purchase of the applicable Leased Property(ies) (a “Notice of Interest”) within the above-described ten (10) Business Day period, Landlord and Buyer shall enter into good faith negotiations for a period of thirty (30) days from Landlord’s receipt of the Notice of Interest (the “Negotiation Period”) for the sale and purchase of the applicable Leased

Property(ies). If during the Negotiation Period a written agreement with respect to the purchase and sale of the applicable Leased Property(ies) (a “Purchase Agreement”) is executed by Landlord and Buyer, Landlord shall sell and Buyer shall purchase the applicable Leased Property(ies) on the terms and conditions set forth in the Purchase Agreement.

(b) If (i) a Notice of Interest is not given as set forth above, and Landlord in its sole discretion continues to desire to sell applicable Leased Property(ies) then, for a period of one (1) year after the expiration of the time within which a Notice of Interest was required to be given, or (ii) a Notice of Interest is given but Landlord and Buyer do not execute a Purchase Agreement during the Negotiation Period, and Landlord in its sole discretion continues to desire to sell applicable Leased Property(ies), then for a period of one (1) year from the expiration of the Negotiation Period, Landlord shall be free to sell applicable Leased Property(ies) to any third party for a Cash Price that is not less than ninety eight percent (98%) of a Cash Price offered by written notice to Landlord by Buyer during the Negotiation Period, free from any claim of any right to purchase the applicable Leased Property(ies) by Buyer, Sun or any Affiliate of Buyer or Sun (including, without limitation, any subsequent rights under this Section 41.14 with respect to the applicable Leased Property(ies), which shall be of no further force or effect). For purposes of the preceding sentence, a “Cash Price” shall be the amount to be received by Landlord in cash or equivalent upon the closing of the sale net of prorations and expenses to be borne by Landlord (excluding commissions). If the applicable Leased Property(ies) are not sold within such one (1) year period, before entering into negotiations with any third party for the sale of the applicable Leased Property(ies) Landlord shall first offer to enter into negotiations for the sale thereof to Buyer pursuant to the process described above.

(c) The foregoing right of first offer (i) is not assignable by Tenant except to an Affiliate of Tenant, (ii) shall simultaneously and automatically terminate upon termination of this Master Lease, (iii) shall not under any circumstances be extended, modified or in any way altered except by a writing executed by Landlord and Tenant and (iv) shall not apply in the event of (A) a merger transaction or sale by Sabra involving all or substantially all of the assets of it and its subsidiaries, (B) a sale/leaseback transaction by Landlord with respect to any or all of the Leased Properties for financing purposes, (C) a sale or transfer to an Affiliate of Sabra or a joint venture entity in which Sabra or its Affiliate is the managing member or partner, or (D) an Excluded Portfolio Sale (as hereinafter defined) by Sabra and/or its Affiliates. For purposes of this Section 41.14(c), an “Excluded Portfolio Sale” shall be defined as a sale by Sabra and/or its Affiliates in a single transaction or series of related transactions of more than ten facilities where less than fifty percent (50%) of the facilities included therein are leased to Tenant under the terms of this Master Lease. For the avoidance of doubt the parties acknowledge and agree that if (X) any of the Leased Properties are included in a single transaction or series of related transactions involving less than ten facilities, regardless of the percentage of the facilities included in such transaction or series of related transactions which are represented by the Leased Properties (a “Small Portfolio Sale”) or (Y) any of the Leased Properties are included in a single transaction or series of related transactions involving ten or more facilities, fifty percent (50%) or more of which are represented by the Leased Properties (a “Large Portfolio Sale”), then neither such Small Portfolio Sale nor such Large Portfolio Sale shall be deemed to be an Excluded Portfolio Sale and Landlord shall be required to offer Tenant the right to purchase the Leased Properties included in such Small Portfolio Sale or Large Portfolio Sale, as applicable, in accordance with the requirements of this Section 41.14.

(d) Except as otherwise specifically set forth in Section 41.14(b), any sale by Landlord of all or any portion of the Leased Property(ies) to a party other than Buyer, Sun or any Affiliate of Buyer or Sun pursuant to this Section 41.14 shall be subject in each instance to all of the rights of Tenant under this Master Lease, including the rights granted to Tenant under this Section 41.14.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the date first written above.

[INSERT APPLICABLE SIGNATURE BLOCKS FOR LANDLORD ENTITIES.]

S-1

[INSERT APPLICABLE SIGNATURE BLOCKS FOR TENANT ENTITIES.]

S-2

EXHIBIT A

SCHEDULE OF FACILITIES

Defined Terms

“SNF”	Skilled Nursing Facility
“ALF”	Assisted Living Facility

Facility Name	Facility Address	Type of Facility/ Applicable Radius Restriction	No. of Beds/Units
[SNF/ALF] [Urban/Rural]

A-1

EXHIBIT B

LEGAL DESCRIPTIONS

B-1

EXHIBIT C

TENANT PERSONAL PROPERTY

C-1

EXHIBIT D

SCHEDULE OF ALLOCATED INITIAL INVESTMENT AMOUNTS

Facility Name	Allocated Initial Investment
$

D-1

EXHIBIT E

FORM OF OPERATIONS TRANSFER AGREEMENT

[ATTACHED]

E-1

SCHEDULE 1A

SCHEDULE OF LANDLORD ENTITIES

Facility Name	Landlord Entity

SCHEDULE 1A-1

SCHEDULE 1B

SCHEDULE OF TENANT ENTITIES

Facility Name	Tenant Entity

SCHEDULE 1B-1